Exhibit 99.1

Cray Media:	Investors:
Erin McGhee	Victor Chynoweth
206/701-2107	206/701-2094
pr@cray.com	ir@cray.com
CRAY INC. REPORTS FOURTH QUARTER AND FULL-YEAR 2007 FINANCIAL RESULTS
SEATTLE, WA — February 14, 2008 — Global supercomputer leader Cray Inc. (Nasdaq GM: CRAY) today announced financial results for the fourth quarter and full-year 2007. Revenue for the quarter was $57.4 million compared to $101.4 million in the prior year period. The company reported a net loss for the quarter of ($3.6 million) or ($0.11) per share compared to net income of $8.7 million or $0.33 per share in the fourth quarter of 2006.
Total gross margin for the fourth quarter was 29.6 percent compared to 25.4 percent in the fourth quarter of 2006. Product margin was 25.9 percent compared to 22.1 percent in the prior year period. Fourth quarter 2007 service margin of 40.9 percent was in line with the company’s target level.
Fourth quarter 2007 operating expenses were $21.9 million compared to $16.6 million in the prior year period. 2006 fourth quarter operating expenses benefited from the timing of various research and development contracts. Fourth quarter 2007 research and development expenses increased significantly over earlier 2007 quarters due primarily to the expiration of a significant development contract. Included in fourth quarter 2007 results were non-cash items of $3.8 million for depreciation and amortization and $0.6 million related to stock compensation.
For the full-year 2007, Cray reported revenue of $186.2 million and a net loss of ($5.7 million) compared to revenue of $221.0 million and a net loss of ($12.1 million) in 2006. Total gross margin for 2007 improved to 35.1 percent compared to 28.9 percent in 2006. Operating expenses, excluding restructuring and severance, increased to $75.0 million in 2007 from $69.8 million in 2006 due to increased research and development expense. Included in 2007 results were non-cash items of $13.4 million for depreciation and amortization and $3.2 million related to stock compensation.
Cash and short-term investment balances as of December 31, 2007 were $179.1 million, compared to $139.7 million as of September 30, 2007 and $140.3 million as of December 31, 2006. Cash benefited from strong collections.
“We made good progress in 2007 despite some challenges,” said Peter Ungaro, president and CEO of Cray. “On the positive side, we improved gross margins significantly, had a tremendous year internationally, made solid strides toward our adaptive supercomputing vision with the introduction of the Cray XT5 family of products, and improved our balance sheet, ending the year with a record level of cash. However, we did not achieve our key priorities for the year of profitability and growth, due primarily to delays in component availability and product development.”

Ungaro added, “Our goals and clear intent for 2008 are to be profitable and to grow. Our priorities to support these goals are to focus on product development initiatives, continue to win new business, and establish the basis of sustained profitability and supercomputing market leadership. With the addition of Ian Miller as senior vice president of sales and marketing and Jill Hopper as our new vice president of government programs, we have further strengthened our leadership team and continue to drive toward our goals.”
Outlook
For 2008, while there is a wide range of potential outcomes, Cray targets profitability for the year and expects significantly improved revenue over 2007, weighted heavily toward the second half of the year. The company targets initial revenue from quad-core Cray XT4TM and hybrid Cray XT5hTM vector systems (previously code-named “BlackWidow”) in the first half of 2008 and initial Cray XT5TM system revenue later in the year.
Cray expects 2008 gross margins to be similar to 2007 for the year, but will likely fluctuate significantly by quarter. The company anticipates increased operating expenses for the year. The increase is principally in the area of research and development, where net expense will likely increase by approximately 20% in 2008 compared to 2007.
Cray anticipates using cash over the course of the year, very heavily in the first two quarters, as the company builds inventory for planned customer shipments in the second half of the year.
2008 quarterly and annual results will be affected by many factors, including the level and timing of government funding, the timing and success of planned product rollouts, the timing and success of meeting certain product development milestones and the timing of customer orders, shipments, acceptances, revenue recognition and margin contribution. Cray expects quarterly results to fluctuate significantly.
Recent Highlights
•	In February, Cray announced that Sandia National Laboratories has entered into an agreement for a processor upgrade to its “Red Storm” supercomputer from 124 teraflops (one trillion floating points per second) to 284 teraflops. Already one of the world’s largest systems, this performance boost will allow researchers and scientists to run even higher resolution models to increase the accuracy of critical computer simulations.

•	In January, Cray unveiled the new Cray XT4 supercomputer at Scotland’s University of Edinburgh, marking the official launch of the United Kingdom’s High-End Computing Terascale Resource (HECToR) project. Established to provide next-generation HPC service for the UK’s academic community, HECToR will greatly assist researchers to satisfy the most demanding of scientific goals and push the boundaries of their ambitions.

•	In December, Cray announced the selection of a 27 teraflops Cray XT4 supercomputer by the National Astronomical Observatory of Japan to aid scientists and researchers in the study of the origin of planetary systems and galaxies and the formation of stars and star clusters.
•	In December, Cray announced its first order for the next-generation Cray XT5 supercomputer from the Danish Meteorological Institute, to be installed in the second half of 2008. The Cray XT5 system will be used to produce highly reliable numerical weather forecasts and to develop and run numerical models of the ocean and atmosphere for climate assessment.
•	In November, Cray introduced its next-generation Cray XT5 family of supercomputers, marking a significant step toward Cray’s vision of adaptive supercomputing. The Cray XT5 family incorporates and extends the performance and scalability benefits of the successful Cray XTTM line and continues to drive industry leadership with the first integrated hybrid supercomputer, the Cray XT5h system. The Cray XT5h system optimizes application efficiency and enables customers to tackle problems that cannot currently be solved in a single architecture system.
•	In January, Cray announced the appointment of Jill Hopper to the position of vice president of government programs. With over 20 years of government affairs experience at the federal level, Hopper will be responsible for leading all government relations activities.
•	In February, Cray announced the appointment of Ian Miller to the position of senior vice president responsible for sales and marketing. With more than 25 years experience in the enterprise computing market, Miller will be responsible for all Cray sales and marketing activities worldwide.
Conference Call Information
Cray will host a conference call today, Thursday, February 14, 2008 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss fourth quarter and full-year 2007 financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-800-366-7449. International callers should dial 303-262-2141. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.
If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-405-2236 and entering access code 11108526. International callers can listen to the replay by dialing 303-590-3000, access code 11108526. The conference call replay will be available for 72 hours, beginning at 4:30 p.m. Pacific Time on Thursday, February 14, 2008.
About Cray Inc.
As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology enables scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision will result in innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.

Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above. These factors include anticipated revenue subject to complex revenue recognition rules; fluctuating quarterly operating results; lower margins and operating results due to many variables including pricing pressure and increasing pressure on research and development expenses; the technical challenges of developing high performance computing systems, including potential delays in development projects, such as the quad-core Cray XT4, Cray XT5, Cray XMT, Cray XT5h and future systems; the level, timing and continuation of government funding for supercomputer system purchases and research and development activities, including for our DARPA and Cray XMT programs; the successful passing of customer acceptance tests; significant reliance on third-party development service suppliers and parts suppliers, including their competitiveness with other suppliers and potential delays in the results of their development and in the availability of qualified parts from suppliers; the successful porting of application programs to Cray supercomputer systems; Cray’s ability to keep up with rapid technological change; Cray’s ability to compete against larger, more established companies and innovative competitors; and general economic and market conditions. For a discussion of these and other risks, see “Risk Factors” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.
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Cray is a registered trademark, and Cray XT4, Cray XT5, Cray XT5 h and Cray XMT are trademarks of Cray Inc. All other trademarks are the property of their respective owners.

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

REVENUE:
Product	$43,264	$84,805	$133,455	$162,795
Service	14,166	16,619	52,698	58,222

Total revenue	57,430	101,424	186,153	221,017

COST OF REVENUE:
Cost of product revenue	32,053	66,025	89,475	124,728
Cost of service revenue	8,367	9,630	31,247	32,466

Total cost of revenue	40,420	75,655	120,722	157,194

Gross margin	17,010	25,769	65,431	63,823

OPERATING EXPENSES:
Research and development, net	12,077	5,764	37,883	29,042
Sales and marketing	6,323	6,386	22,137	21,977
General and administrative	3,514	4,457	14,956	18,785
Restructuring and severance	(58)	(39)	(48)	1,251

Total operating expenses	21,856	16,568	74,928	71,055

Income (loss) from operations	(4,846)	9,201	(9,497)	(7,232)

Other income (expense), net	347	(177)	1,112	(2,141)

Interest income (expense), net	1,125	(438)	3,840	(2,095)

Income (loss) before income taxes	(3,374)	8,586	(4,545)	(11,468)

Income tax (expense) benefit	(221)	146	(1,174)	(602)

Net income (loss)	$(3,595)	$8,732	$(5,719)	$(12,070)

Diluted net income (loss) per common share	$(0.11)	$0.33	$(0.18)	$(0.53)

Diluted weighted average shares outstanding	32,242	28,971	31,892	22,849

* For the quarter ending December 31, 2006, diluted earnings per share includes the impact of applying the “if converted” method on the Company’s convertible notes payable. Accordingly, interest expense of $770,000 has been added back to net income to calculate diluted net income per share.

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$120,539	$115,328
Restricted cash	10,000	25,000
Short term investments, available-for-sale	48,582	—
Accounts receivable, net	23,635	44,790
Inventory	55,608	58,798
Prepaid expenses and other current assets	4,120	2,156

Total current assets	262,484	246,072

Property and equipment, net	17,044	21,564
Service inventory, net	2,986	4,292
Goodwill	65,411	57,138
Deferred tax asset	512	722
Intangible assets, net	1,181	1,404
Other non-current assets	6,284	6,311

TOTAL ASSETS	$355,902	$337,503

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,148	$22,450
Accrued payroll and related expenses	12,023	17,411
Advance research and development payments	29,669	21,518
Other accrued liabilities	7,488	5,121
Deferred revenue	48,317	43,248

Total current liabilities	111,645	109,748

Long-term deferred revenue	11,745	2,475
Other non-current liabilities	4,310	3,906
Convertible notes payable	80,000	80,000

TOTAL LIABILITIES	207,700	196,129

Shareholders’ equity:
Common stock	513,196	507,356
Accumulated other comprehensive income	13,562	6,855
Accumulated deficit	(378,556)	(372,837)

TOTAL SHAREHOLDERS’ EQUITY	148,202	141,374

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$355,902	$337,503